Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Global Income & Currency Fund Inc.
333-127253, 811-21791

On January 1, 2011 a new Sub-Advisory Agreement went into effect for the above reference trust. Such
Agreement is attached as an exhibit to Form N-
SAR.